Exhibit 10.11
RETENTION AGREEMENT
January 8, 2008
     Whereas Roger F. Millay (“Millay”) is currently serving as Senior Executive Vice President, Chief Financial Officer (“CFO”) of Discovery Communications LLC (“DCL”) pursuant to an employment agreement dated August 8, 2006; and
     Whereas Millay has notified DCL that he desires to leave his position as CFO; and
     Whereas DCL wishes to retain the services of Millay as CFO for a period not to exceed nine months or up to September 30, 2008 and Millay has agreed to serve in his current capacity at his current level of commitment and performance through September 30, 2008 or sooner at the discretion of DCL;
Now therefore DCL and Millay enter into this Retention Agreement (“Agreement”) setting forth the term under which Millay will continue in his function as Senior Executive Vice President, Chief Financial Officer of DCL:
1- Millay will serve in his current capacity as CFO through September 30, 2008 (“Final Separation Date”) or sooner at the discretion of DCL, which date shall be the final termination date (“Final Departure Date”).
2-Millay will receive his base salary through September 30, 2008 (“Final Separation Date”) in the normal payroll cycle regardless of the date, such sum amounting to $416,730. On or before June 30, 2008, if Millay is still employed pursuant to this Retention Agreement, DCL will give Millay three (3) months notice regarding the date of the Final Departure Date. In the event that such notice is not given on or before June 30, 2008, Millay will receive his base salary through September 30, 2008 and an additional lump sum payment (“Notice Period Payment”) of three (3) months salary ($137,500), the amount of which will be proportionately reduced by the period of time prior to September 30, 2008 that such notice is given. For example, if DCL gives Millay two (2) months notice (notified July 31, 2008) or one (1) month notice (notified August 31, 2008), the Notice Period Payment will be reduced by $91,666 (66%) or $45,833 (33%), ‘ respectively. The Notice Period Payment will be made within 30 days of his Final Departure Date.
3- Millay will receive the value of his vested shares in the Discovery Appreciation Plan (“DAP”) valued at the Final Departure Date. In accordance with the Plan, this payment will be made within 60 days of his Final Departure Date.
4- Millay will participate in the Incentive Compensation Plan for 2007 paid in the normal course providing Millay continues his employment through March 15, 2008. Millay’s Individual Performance Multiplier will be rated at 1.0. In the event that DCL determines a Final Departure Date prior to March 15, 2008 and Millay has fully and professionally complied with all Conditions for Retention Payment enumerated in this Agreement (as determined by Discovery in its sole discretion), this payment will be made regardless of his Final Departure Date.
5- Millay will receive a Prorated Incentive Compensation Plan (ICP) payment of $247,500 (valued at a nine month retention) regardless of the Final Departure Date. This payment will be made within 30 days of his Final Departure Date. In the event that Millay does not receive notice of his Final Departure Date from DCL on or before June 30, 2008, the prorated ICP will be proportionately increased to coincide with the period of time in which the company gives him less than three (3) months notice (see Section 2). For example, if DCL gives Millay two (2) months notice (notified July 31, 2008); Millay will receive an ICP payment of $275,000 (valued at a 10 month retention) regardless of the Final Departure Date.
6- Millay will receive a Retention Payment of $1,500,000 paid within 30 days of his Final Departure Date.
7- Neither the hiring of a replacement CFO, nor any other change in status pursuant to this Agreement shall be deemed to constitute Good Reason as defined in Section III D of Millay’s Employment Agreement.
Conditions of Retention Payments:
A- Millay will devote his full and undivided efforts to DCL and perform the functions of CFO at a level of performance expected of a CFO.
B- Millay will fully participate in all financial functions relating to anticipated corporate structural changes at DCL including, where requested, meeting with investment and financial advisors, interfacing with and working with DCL’s auditors and fully cooperating with all requests by DCL’s President and CEO and senior staff for financial performance and advice.
C- Millay will fully cooperate with any transition plan including fully briefing and cooperating with the individual selected to become replacement CFO, and insuring that the financial services function at DCL is fully functioning through this retention period.
D- Millay will adhere to all legal responsibilities and DCL practices regarding the maintenance of the confidentiality of all confidential, sensitive or other information which would be deemed to be a trade secret under the Maryland Trade Secrets Act during the retention period and following the final Departure Date.
E- Millay will execute the Agreement and General Release in the form included with his Employment Agreement dated August 8, 2006 as Attachment 2 on his final Departure Date prior to his receiving any payments under this Retention Agreement and the Agreement and General Release included with the DAP and prior to receiving any payments under the DAP as provided in this Retention Agreement.

F- Millay and DCL will specifically execute a mutual non-disparagement agreement at the final Departure Date for the benefit of Millay, DCL, and any Officers, employees, directors, and shareholders of DCL.
DCL shall have the authority in its sole discretion to certify that Millay has fully and professionally complied with all Conditions for Retention Payment enumerated in this Agreement, however, DCL undertakes that it will exercise such discretion prudently and in good faith and will not deny Millay the payments set forth in this Retention Agreement without cause.
This Retention Agreement sets forth the full and complete understanding and agreement between Millay and DCL regarding his retention in the position of CFO for the designated period.

For Discovery Communications LLC

/s/ Roger F. Millay	1/8/08	/s/ Ted Stewart	1/8/08

Roger F. Millay	Date	[Name] Ted Stewart	Date
[Title] SVP, Total Rewards

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